EXHIBIT 99

HARDINGE INC.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Reports Results for First Quarter 2008

Summary:

•                  Total orders of $93.1 million compared to $95.6 million for the first quarter of 2007

•                  Net sales of $85.6 million, a decrease of 2% compared with the prior year quarter

•                  Net loss of $0.7 million compared to net income of $5.3 million in prior year quarter

•                  Seymour appointed Chairman of the Board

ELMIRA, N.Y. – May 8, 2008 – Hardinge Inc. (NASDAQ-GS: HDNG), a leading international provider of advanced material-cutting solutions, today reported net sales of $85.6 million for the first quarter of 2008, a decrease of 2% compared to $87.0 million of net sales in the first quarter of 2007.  The Company had a net loss of $0.7 million, or a $0.06 loss per diluted and basic share for the quarter, compared to net income of $5.3 million, or $0.60 per diluted share in the 2007 first quarter.  Orders for first quarter 2008 were $93.1 million, down 3% from $95.6 million in orders for first quarter 2007.

Company results were negatively affected by significant changes in foreign currency exchange rates during the quarter.  The identifiable unfavorable impact on net income was approximately $2.3 million. The primary factor was the rapid strengthening of the New Taiwanese Dollar and the Swiss Franc against the US Dollar.  The Company had previously decided not to hedge specific transactions in these currencies to any significant extent because of the historical relationships of these currencies, and the potential for exposure.  In light of recent changes in the financial markets, the Company has increased its hedging activities to minimize the volatility of changes in currency rates on net income in the future.

“First quarter performance was below expectations,” said J. Patrick Ervin, President and Chief Executive Officer.  “We were negatively affected by exchange rates, export documentation delays on several Swiss shipments into China and India, and under-utilization of our US and Taiwan factories as we adjusted production levels to react to lagging short term demand for products from those factories.  SG&A expenses were also higher as we continued to convert to direct sales in the US.  We have increased our hedge coverage of foreign denominated receivables and are developing other strategies to help manage currency fluctuations in the future. The company has also implemented price increases for products adversely affected by currency rates.  Based upon orders received in the late first quarter and April, factory utilization will be stronger.  We are reviewing spending levels and will make adjustments as appropriate.  We expect that the cumulative effect of these actions will result in improved profitability in the second quarter and beyond.”

— more —

Orders:  Orders for the first quarter of 2008 were $93.1 million, a decrease of $2.4 million, or 3%, compared to the same period in 2007.  Excluding the foreign currency translation effects, orders declined by $8.8 million or 9%.

The following table summarizes the Company’s orders by geographical region for the first quarters of 2008 and 2007:

	(U.S. dollars in thousands)
	First Quarter
Orders from customers in:	2008	2007	% Change
North America	$25,698	$33,995	(24)%
Europe	43,348	45,353	(4)%
Asia & Other	24,075	16,220	48%
Total	$93,121	$95,568	(3)%

The quarter to quarter comparison of North American orders was negatively influenced by the non-recurrence of a $4.9 million order for grinding machines used in turbine blade manufacturing in the first quarter of 2007.  Excluding this order, the North American market demand would have been down by $3.4 million or 12% for the quarter. Uncertainty in the US economy is having significant influence on performance.

European orders were down $2.0 million in the quarter, or 4%, compared to the same quarter in 2007. The Company’s order performance in Europe had been steady for over 18 months; however, we are seeing some signs of decline in the UK market.  Overall, our European business continues to be relatively strong.

Asia & Other orders increased by $7.9 million, or 48%, over the prior year first quarter.  This increase was driven exclusively by activity in the Chinese market.

Net Sales:  Net Sales for the three months ended March 31, 2008 were $85.6 million, a decrease of $1.4 million or 2%, compared to the three months ended March 31, 2007.  Excluding the impact of translating foreign subsidiary financial statements, sales declined by $8.1 million or 9%.  The geographic mix of sales for the first quarter was similar to the mix for the full year 2007 with more than 66% of sales outside of North America.

The following table summarizes the Company’s sales by geographical region for the first quarter of 2008 versus 2007:

	(U.S. dollars in thousands)
	First Quarter
Net Sales to customers in:	2008	2007	% Change
North America	$28,556	$27,780	3%
Europe	37,563	41,263	(9)%
Asia & Other	19,480	17,923	9%
Total	$85,599	$86,966	(2)%

North American sales were steady, in comparison to the prior year, despite an economic environment that is not favoring capital spending. Increased sales related to the company’s direct sales efforts more than offset declines resulting from adjustments to the Company’s distribution channels.

The 9% decrease in European net sales was a result of economic slowness in the UK market, where the company has a significant presence, in addition to lower volume in Germany resulting from the decision to transition market coverage in certain product segments from distribution to direct selling.

Asia & Other net sales increased by 9% for the quarter, reflecting improved performance in the Chinese market.  This excludes approximately $3.5 million of grinding machines that had delayed shipments due to import/export documentation issues between Switzerland, India and China.

Gross Profit:  First quarter gross profit was $25.1 million, down 10.2% in comparison to $28.0 million for the prior year quarter.  Gross profit for the first quarter was positively impacted by $1.8 million due to the translation of foreign subsidiary financial statements into US Dollars, which was partially offset by $1.0 million related to the impact of exchange rates where revenue transactions are in currencies other than the functional currency. Gross margin for the quarter was 29.4% of net sales, a reduction of 280 basis points in comparison to 32.2% for 2007.  Lower unit production volume continues to have an unfavorable affect on factory absorption, which results in lower profit margins. The company has evaluated factory loading of production and will be moving some production that is currently outsourced to company owned facilities as well as making necessary cost reductions to align overhead costs with current demand.

Selling, General and Administrative Expenses:  (SG&A) expenses were $23.5 million, or 27.5% of net sales in the first quarter, compared to $19.6 million, or 22.6% of net sales in the first quarter of 2007.  The $3.9 million SG&A increase for the first quarter of 2008 was primarily a result of $1.5 million related to the unfavorable effects of foreign subsidiary financial statement translation and increases of $1.6 million in direct sales and marketing efforts in the UK, North America, and Germany versus the prior year quarter.  The company has also evaluated expense levels by market, and will redeploy resources where market opportunities are greater and/or adjust spending levels depending on company performance.

Other Income and Expense: Other income and expense for the first quarter of 2008 was $2.0 million expense compared to $0.6 million income in the prior year quarter and has been stated separately from SG&A in order to provide greater transparency in the financial statements.  This expense was primarily a result of unrealized/realized currency losses in the current quarter as previously discussed.

(Loss)/Income from Operations:  (Loss) from operations was ($0.4) million or (0.5%) of net sales for the first quarter of 2008 compared to $9.0 million income or 10.3% of net sales for the same period in 2007.

Interest Expense:  Interest Expense was $0.5 million for the first quarter of 2008 compared to $1.4 million for the prior year period, and reflects reduced long-term debt.

Income Tax/Benefit:  The Company recorded a first quarter income tax benefit of $0.1 million compared to income tax expense of $2.3 million in the prior year quarter.  The effective tax rate was 9.6% for the three months ended March 31, 2008 compared to 30.6% for the same period in 2007.  This difference was driven by the mix of earnings by country, and by the recognition of the accumulated tax effects of a completed derivative contract which was a discrete item recorded in the period.  The Company expects the 2008 effective income tax rate to be in the range of 25% to 27%, inclusive of the effects of the discrete item mentioned above.

Chairman Appointed

At a meeting held on May 6, 2008, the Board of Directors voted to separate the positions of Chairman of the Board and Chief Executive Officer. As a result, Kyle Seymour, age 47, a director of the Company since 2004 who has been serving as the Lead Independent Director, was elected to serve in a non-executive capacity as Chairman of the Board.  Mr. Seymour spent 13 years as a machine tool company executive with Cincinnati Milacron (CMZ) and UNOVA Corp. (UNA), culminating in his position as Senior Vice President and Group Executive of UNOVA from 2000 through 2002.   Mr. Seymour also served on the Board of Directors of the machine tool trade association AMT (Association for Manufacturing Technology) from 1998 to 2002.  He currently serves as Chairman, President and Chief Executive Officer of Xtek, Inc., a manufacturer of custom machined and heat treated industrial components.

Dividend Declared

The company also announced that its Board of Directors has declared a cash dividend of $0.05 per share on the Company’s common stock.  The dividend is payable on June 10, 2008 to stockholders of record as of May 30, 2008.

The Company will host a conference call at 11:00 AM Eastern Time today to provide additional detail related to first quarter performance.  The call can be accessed by dialing 1-866-548-2693, or via the internet live at http://videonewswire.com/event.asp?id=48052.  It may also be accessed in replay form within the “Investor Relations” section at the Company’s website, www.hardinge.com, where it will be posted for one full year.  You may also access a recording approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 232924.  This telephone recording will be available through the second quarter, ending June 30, 2008.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on

NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$14,190	$16,003
Accounts receivable, net	70,412	71,228
Notes receivable, net	835	1,555
Inventories, net	173,069	158,617
Deferred income taxes	1,110	1,032
Prepaid expenses	10,599	8,573
Total current assets	270,215	257,008

Property, plant and equipment:
Property, plant and equipment	188,856	180,427
Less accumulated depreciation	123,657	118,896
Net property, plant and equipment	65,199	61,531

Other assets:
Notes receivable, net	1,638	1,847
Deferred income taxes	290	306
Other intangible assets	11,733	11,927
Goodwill	25,586	22,841
Other	8,028	6,368
	47,275	43,289

Total assets	$382,689	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands Except Share and Per Share Data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$30,149	$27,266
Notes payable to banks	479	2,801
Accrued expenses	29,666	26,873
Accrued income taxes	1,579	2,574
Deferred income taxes	2,500	2,375
Current portion of long-term debt	5,693	5,655
Total current liabilities	70,066	67,544

Other liabilities:
Long-term debt	23,222	19,363
Accrued pension expense	7,977	8,145
Deferred income taxes	4,802	4,361
Accrued postretirement benefits	2,087	2,199
Accrued income taxes	1,071	1,054
Other liabilities	3,759	4,017
	42,918	39,139

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued – none
Common stock, $.01 par value:
Authorized shares - 20,000,000; Issued shares – 12,472,992 at March 31, 2008 and December 31, 2007	125	125
Additional paid-in capital	114,595	114,971
Retained earnings	127,532	128,838
Treasury shares – 999,948 at March 31, 2008 and 993,076 shares at December 31, 2007	(13,066)	(13,023)
Accumulated other comprehensive income	40,519	24,234
Total shareholders’ equity	269,705	255,145

Total liabilities and shareholders’ equity	$382,689	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net sales	$85,599	$86,966
Cost of sales	60,471	58,986
Gross profit	25,128	27,980

Selling, general and administrative expenses	23,501	19,625
Other expense (income)	2,024	(633)
(Loss) income from operations	(397)	8,988

Interest expense	451	1,369
Interest (income)	(40)	(53)
(Loss) income before income taxes	(808)	7,672

Income tax (benefit) expense	(78)	2,347
Net (loss) income	$(730)	$5,325

Per share data:

Basic (loss) earnings per share	$(0.06)	$.61
Weighted average number of common shares outstanding	11,323	8,786

Diluted (loss) earnings per share:	$(0.06)	$.60
Weighted average number of common shares outstanding	11,323	8,845

Cash dividends declared	$.05	$.05

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Operating activities
Net (loss) income	$(730)	$5,325
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,611	2,477
Provision for deferred income taxes	663	155
Unrealized intercompany foreign currency transaction loss (gain)	1,919	(668)
Changes in operating assets and liabilities:
Accounts receivable	3,419	1,923
Notes receivable	977	1,207
Inventories	(6,749)	(7,260)
Prepaid expenses/other assets	(1,678)	105
Accounts payable	2,345	(958)
Accrued expenses	(4,741)	817
Accrued postretirement benefits	(112)	(165)
Net cash (used in) provided by operating activities	(2,076)	2,958

Investing activities
Capital expenditures	(1,236)	(425)
Net cash used in investing activities	(1,236)	(425)

Financing activities
(Decrease) increase in short-term notes payable to bank	(2,322)	3,296
Increase in long-term debt	3,575	3,172
Net purchases of treasury stock	(498)	(6)
Dividends paid	(576)	(444)
Net cash provided by financing activities	179	6,018

Effect of exchange rate changes on cash	1,320	89
Net (decrease) increase in cash	(1,813)	8,640

Cash at beginning of period	16,003	6,762

Cash at end of period	$14,190	$15,402